EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS:
Investors                                  Media
Shelly Doran                               George Sard/Paul Caminiti/Hugh Burns
Simon Property Group, Inc.                 Citigate Sard Verbinnen
317/685-7330                               212/687-8080

                          SIMON PROPOSES ALL-CASH OFFER
                     TO ACQUIRE TAUBMAN FOR $17.50 PER SHARE

              Price Is Higher Than Taubman Shares Have Ever Traded
              ----------------------------------------------------

INDIANAPOLIS, November 13, 2002 - Simon Property Group, Inc. (NYSE: SPG) today made a written offer to acquire Taubman Centers, Inc. (NYSE: TCO) for $17.50 per share in cash, a substantial current premium and a price higher than Taubman Centers shares have ever traded. The letter sent today to the Board of Directors of Taubman Centers by David Simon, Chief Executive Officer of Simon Property Group, follows:

Dear Members of the Board of Directors:

As you may know, we recently made a written offer to Robert S. Taubman to pay $17.50 in cash for each share of Taubman Centers, Inc. (the "Company") common stock. Our all-cash offer would deliver to all Taubman shareholders a substantial premium -- approximately 18% above yesterday's closing price and 30% above the price on the day we initially made our offer -- and it exceeds the highest price at which Taubman shares have ever traded. Our offer represents a compelling strategic and financial transaction that would produce substantial and immediate value for all of your shareholders. We can move quickly since our offer is not subject to the receipt of financing or any due diligence investigation of the Company.

On several occasions, we have communicated our offer to Mr. Taubman and suggested that we have an opportunity to discuss it with the members of Taubman's board of directors. We wrote Mr. Taubman on October 16, 2002, to request a meeting to present our offer. He refused to meet. On October 22, 2002, we again wrote Mr. Taubman, this time setting forth the basic terms of our offer. Once again, he refused even to have a discussion, writing to us on October 28, 2002, that "the Company has no interest whatsoever in pursuing a sale transaction...."

We are dismayed that Mr. Taubman continues in his refusal even to discuss our offer - or indeed any sale transaction, particularly in light of the fact that we have expressed a willingness to be very flexible with respect to the structure of the proposed transaction. The offer is not conditioned upon any participation by the Taubman family. Instead we have agreed to accommodate any desire by the Taubman family to retain its economic interest in the Taubman Realty Group Limited Partnership, or, at their option, to participate in the transaction, and receive either cash or equivalent value for their existing partnership interests by exchanging them on a tax efficient basis for partnership interests in the Simon operating partnership.

                                       -1-


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Since the Taubman family can choose to (1) retain its current Taubman partnership units, (2) convert into Simon partnership units, or (3) sell for cash, we can only conclude that Mr. Taubman's refusal even to discuss our offer reflects the Taubman family's desire not to permit the Company to be sold under any circumstances. While it is entirely appropriate for the Taubman family to retain the right to choose between various options with respect to the treatment of its own partnership units, it is improper for these insiders to prevent public shareholders from choosing to receive a premium for their shares.

Mr. Taubman apparently believes the Taubman family is not accountable to the public shareholders because of the family's claimed blocking position - via the Series B preferred stock - which was surreptitiously issued in a "restructuring" transaction many years after the Company's initial public offering without either proper disclosure or a shareholder vote. We question both the propriety and validity of a transaction which attempts to transfer to the Taubman family control and a permanent veto over material decisions that rightfully belong to the public shareholders of Taubman - such as an all-cash, premium offer to acquire the Company.

The effect of the Series B preferred stock, for which the Taubman family paid a total of only $38,400.00, is to disenfranchise the public shareholders. This entrenchment device is a permanent corporate governance defect embedded in the Company's structure - and it continues to hurt the public shareholders. Indeed, between the time the Series B shares were issued to the Taubman family in 1998 and our October 22 offer letter, the price of Taubman common shares has fallen by 4%.

We understand that the obstacles created in the governance structure by the Taubman family, at the expense of the public shareholders, are significant. However, with the cooperation of the Board of Directors, acting as fiduciaries for the common shareholders, we believe these obstacles are surmountable. We also trust that undisclosed economic or governance burdens have not been, and will not be, imposed on Taubman in response to our offer or otherwise.

We hope the Board will agree with us that our offer provides an excellent opportunity for Taubman shareholders to realize immediate liquidity and full value for their shares to an extent not likely to be available to them in the marketplace or in any alternative transaction. At a time when good corporate governance is particularly important to investors, we seek your help in restoring the rights of the public shareholders of Taubman.

We prefer to complete this acquisition through a negotiated transaction. We stand ready to make a detailed presentation of our offer to the Board and to answer any questions you may have.

Very truly yours,

David Simon
Chief Executive Officer

                                      * * *

Shareholders may visit the corporate information tab on www.shopsimon.com for additional information regarding Simon's proposed offer to acquire Taubman.

About Simon
-----------

Headquartered in Indianapolis, Indiana, Simon is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 249 properties containing an aggregate of 185.8 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon information is available at www.shopsimon.com

                                     # # #

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Taubman shares, and is not a solicitation of a proxy.

Forward-looking statements
--------------------------

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.